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                                                                    Exhibit 10.4

                     EXPENSE REIMBURSEMENT/SHARING AGREEMENT

                  THIS EXPENSE REIMBURSEMENT/SHARING AGREEMENT ("Agreement") is executed as of this 22nd day of October 2001, by and between The Majestic Star Casino, LLC, an Indiana limited liability company ("Majestic Star"), and Majestic Investor Holdings, LLC, a Delaware limited liability company ("Majestic Investor Holdings").

                              W I T N E S S E T H:

                  WHEREAS, Majestic Star employs certain executives and other employees, and desires to pay Employee Expenses (as defined below) on the terms and conditions set forth herein; and

                  WHEREAS, Majestic Star and Majestic Investor Holdings desire to memorialize their agreement with respect to the payment and reimbursement of Employee Expenses;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties do hereby agree as follows:

                  1. Majestic Star agrees to pay all costs and expenses of executives and certain other employees agreed to by the parties, including, but not limited to, salaries, bonuses, benefit payments, insurance, supplies, certain cost savings resulting from synergies and such other costs and expenses listed on Exhibit A (collectively, "Employee Expenses"). All Employee Expenses shall be itemized on Exhibit A and shall set forth the actual or estimated costs of each item. The parties may amend Exhibit A in accordance with the following procedures on a monthly basis. Majestic Star shall send to Majestic Investor Holdings the proposed amendment, which shall also set forth a proposed effective date. Majestic Investor Holdings shall have three (3) business days to object to such proposed amendment, and in the event that there is no objection, the proposed amendment shall be effective on the effective date set forth therein. In the event that Majestic Investor Holdings shall object, the parties shall negotiate in good faith to reach an agreement with respect to such amendment. In the event that no agreement is reached, (i) the parties may continue this Agreement without the proposed amendment or (ii) either party may terminate this Agreement upon fifteen (15) days prior written notice.

                  2. Majestic Investor Holdings agrees to reimburse Majestic Star for 60% (the "Reimbursement Percentage") of all Employee Expenses paid by Majestic Star (the "Reimbursement Payment"). Such Reimbursement Payment shall be paid to Majestic Star on or prior to the first day of each month. In the event such Reimbursement Payment is not paid to Majestic Star by such date, Majestic Star may charge Majestic Investor Holdings a late payment equal to 1.5% of the late Reimbursement Payment and interest thereon at an annualized rate of 10% per annum. The parties may modify the Reimbursement Percentage from time to time in
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accordance with the following procedures: (i) a party may request modification to the Reimbursement Percentage upon at least three (3) days prior written notice to the other party; (ii) during such three-day period, (A) the other party may agree to such modification (whereby the modification shall become effective as of the date set forth in the notice) or (B) the other party may refuse to agree to such modification (whereby the modification shall not be effective and the parties shall negotiate in good faith as to a different modification, which shall become effective if and when an agreement is reached); and (iii) in the event there is no response from the other party within the three day period described above, the proposed modification shall become effective as of the date set forth in the notice.

                  3. Upon request, Majestic Star shall provide Majestic Investor Holdings access to any and all records reasonably related to Executive Expenses paid by Majestic Star and partially reimbursed by Majestic Investor Holdings pursuant to this Agreement.

                  4. Subject to Section 1, this Agreement may be terminated by either party upon thirty (30) days prior written notice.

                  5. (a) This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement may not be modified, waived, terminated or amended, except expressly by an instrument in writing signed by the parties hereto.

                           (b) This Agreement may be assigned or pledged in
whole or in part by a party with the consent of the other parties.

                           (c) In the event that any provision of this Agreement
shall be held to be void or unenforceable in whole or in part, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

                           (d) Except as otherwise specifically provided herein,
notice given hereunder shall be deemed sufficient if delivered personally or sent by registered or certified mail to the address of the party for whom intended at the principal executive offices of such party, or at such other address as such party may hereinafter specify by written notice to the other party.

                           (e) No waiver by any party of any breach of any
provision of this Agreement shall be deemed a continuing waiver or a waiver of any preceding or succeeding breach of such provision or of any other provision herein contained.

                           (f) This Agreement shall be governed by and construed
in accordance with the laws of the State of Indiana.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.

                                    THE MAJESTIC STAR CASINO, LLC



                                    By:     /s/ Michael E. Kelly
                                            ------------------------------------
                                           Michael E. Kelly
                                           Chief Operating and Financial Officer

                                    MAJESTIC INVESTOR HOLDINGS, LLC

                                    By:    /s/ Michael E. Kelly
                                           -------------------------------------
                                           Michael E. Kelly, Manager


                                    By:    /s/ Don H. Barden
                                           -------------------------------------
                                           Don H. Barden, Manager





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                                   EXHIBIT A


Estimated $2.7 million for the direct payroll and payroll related for the following positions and their respective support staffs:

     CEO       V.P. Legal
     COO       Corp. M.I.S.
     CFO       Corp. Internal Audit
               Corp. Compliance
               Corp. H.R.
               Corp. Marketing

Estimated $700,000 for operating expenses of the aforementioned personnel including supplies, postage, printing, telephone, travel, licensing, meals, dues, subscriptions, as well as other general operating expenses.